Exhibit 99.1
INNOVAGE ANNOUNCES FINANCIAL RESULTS FOR THE
FISCAL SECOND QUARTER ENDED DECEMBER 31, 2025
DENVER, CO., February 3, 2026 (GLOBE NEWSWIRE) -- InnovAge Holding Corp. (“InnovAge” or the “Company”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced financial results for its fiscal second quarter ended December 31, 2025.

“InnovAge delivered strong operating and financial results this quarter, reflecting continued progress in building a scalable, high-quality PACE platform,” said Patrick Blair, CEO. “Our performance is rooted in disciplined execution and a care model that prioritizes clinical outcomes, participant experience, and responsible stewardship of public resources. We remain focused on sustainable growth, close partnership with regulators, and long-term value for participants, payors, and shareholders.”
Financial Results

	Three Months Ended December 31,
	2025	2024
in thousands, except percentages and per share amounts
Total revenues	$239,708	$208,999
Income (Loss) Before Income Taxes	12,456	(13,457)
Net Income (Loss)	11,805	(13,491)
Net Income (Loss) margin	4.9%	(6.5)%

Net Income (Loss) Attributable to InnovAge Holding Corp.	10,618	(13,221)
Net Income (Loss) per share - basic and diluted	$0.08	$(0.10)

Center-level Contribution Margin(1)	$52,825	$37,065
Adjusted EBITDA(1)	$22,151	$5,869
Adjusted EBITDA margin(1)	9.2%	2.8%
Fiscal Second Quarter 2026 Financial Performance
•Total revenues of $239.7 million, increased approximately 14.7% compared to $209.0 million in the second quarter of fiscal year 2025
•Income Before Income Taxes of $12.5 million increased approximately 192.6%, compared to a Loss Before Income Taxes of $13.5 million in the second quarter of fiscal year 2025

•Income Before Income Taxes as a percent of revenue was 5.2%, an increase of 11.6 percentage points, compared to Loss Before Income Tax as a percent of revenue of 6.4% in the second quarter of fiscal year 2025
•Center-level Contribution Margin(1) of $52.8 million, increased 42.5% compared to $37.1 million in the second quarter of fiscal year 2025
•Center-level Contribution Margin(1) as a percent of revenue was 22.0%, an increase of 4.3 percentage points compared to 17.7% in the second quarter of fiscal year 2025
•Net income of $11.8 million, compared to net loss of $13.5 million in the second quarter of fiscal year 2025
•Net income margin of 4.9%, an increase of 11.4 percentage points, compared to a net loss margin of 6.5% in the second quarter of fiscal year 2025
•Net income attributable to InnovAge Holding Corp. of $10.6 million, or earnings per share of $0.08, compared to net loss attributable to InnovAge Holding Corp. of $13.2 million, or a loss per share of $0.10 in the second quarter of fiscal year 2025
•Adjusted EBITDA(1) of $22.2 million, an increase of $16.3 million, compared to Adjusted EBITDA of $5.9 million in the second quarter of fiscal year 2025
•Adjusted EBITDA(1) margin of 9.2%, an increase of 6.4 percentage points, compared to 2.8% in the second quarter of fiscal year 2025
•Census of approximately 8,010 participants compared to 7,480 participants in the second quarter of fiscal year 2025
•Ended the second quarter of fiscal year 2026 with $83.2 million in cash and cash equivalents plus $42.8 million in short-term investments, and $69.9 million in debt on the balance sheet, representing debt under the Company’s senior secured term loan, revolving credit facility and finance lease obligations

(1) Center-level Contribution Margin and Center-level Contribution Margin as a percentage of revenue, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. For more details and for a definition and reconciliation of these non-GAAP measures to the most closely comparable GAAP measures for the periods indicated, see “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures.”

Full Fiscal Year 2026 Financial Guidance

Based on information as of today, February 3, 2026, InnovAge is raising full year fiscal 2026 financial guidance, except for ending census which remains unchanged, to the following:

	Low	High
	dollars in millions
Census	7,900	8,100
Total Member Months(1)	92,900	95,700

Total revenues	$925	$950
Adjusted EBITDA(2)	$70	$75

Expected results and estimates may be impacted by factors outside the Company’s control, and actual results may be materially different from this guidance. See “Forward-Looking Statements - Safe Harbor” included herein.

(1) We define Total Member Months as the total number of participants as of period end multiplied by the number of months within a year in which each participant was enrolled in our program. Management believes this is a useful metric as it more precisely tracks the number of participants the Company serves throughout the year.

(2)Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures” for a definition of Adjusted EBITDA and a reconciliation to net income (loss), the most closely comparable GAAP measure. The Company is unable to provide guidance for net income (loss) or a reconciliation of the Company’s Adjusted EBITDA guidance because it cannot provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. The Company’s inability to do so is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including variations in effective tax rate, expenses to be incurred for acquisition activities and other one-time or exceptional items.
Conference Call
The Company will host a conference call this afternoon at 5:00 PM Eastern Time.  A live audio webcast of the call will be available on the Company’s website, https://investor.innovage.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for a limited time.  To access the call by phone, please go to this link (registration link), for dialing instructions and a unique access pin.  We encourage participants to dial into the call fifteen minutes ahead of the scheduled start time.
About InnovAge
InnovAge is a market leader in managing the care of high-cost, frail, and predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care our participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of December 31, 2025, InnovAge served approximately 8,010 participants across 20 centers in six states. https://www.innovage.com.
Investor Contact:
Ryan Kubota
rkubota@innovage.com
Media Contact:
Lara Hazenfield
lhazenfield@innovage.com
Forward-Looking Statements - Safe Harbor
This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. Examples of forward-looking statements include, among others, statements we may make regarding quarterly or annual guidance; financial outlook, including future revenues and future earnings; mid-term and long-term financial goals; the viability of our growth strategy including our ability or expectations to increase the number of participants we serve, build and/or open de novo centers, or to identify and execute tuck-in acquisitions, joint ventures and other strategic partnerships; the expected impact of government policies and the macroeconomic environment; our ability to control costs, mitigate the effects of elevated expenses or reduced healthcare budgets, expand our payer capabilities, implement clinical value and operational value initiatives and strengthen enterprise functions; and the effects of any of the foregoing on our future results of operations or financial conditions.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control and may cause our actual results and financial condition to differ materially. Important factors that could cause our actual results and financial condition to differ materially include, among others, the following: (i) the viability of our growth strategy, including our ability to find suitable geographies for new centers and to attract new participant and retain existing participants in new and existing centers and our ability to obtain licenses to open such centers; (ii) our ability to identify, successfully complete and integrate acquisitions, joint ventures another strategic partnerships; (iii) the impact on our business from ongoing macroeconomic related challenges, including labor shortages, labor competition, inflation, tariffs and trade disputes; (iv) inspections, reviews, audits and investigations under the federal and state government programs, including our ability to sufficiently cure any deficiencies identified; (v) legal proceedings, enforcement actions and litigation and disputes; (vi) under our PACE contracts, we assume all of the risk that the cost of providing services will exceed our compensation; (vii) the dependence of our revenues upon a limited number of government payors, including the risk of sudden loss of any of our government contracts; (viii) the impact of state and federal efforts to reduce healthcare spending, including recent legislation reducing the budget that funds Medicaid; (ix) the risk that our submissions to government payors may contain inaccurate or unsupportable information, including regarding risk adjustment scores of participants, subjecting us to repayment obligations or penalties; (x) and our ability to comply with the continued listing requirements of Nasdaq.

Forward-looking statements are based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. We advise you to not place undue reliance on forward-looking statements and to review our risk factors and other disclosures included in the reports we file or furnish with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Note Regarding Use of Non-GAAP Financial Measures
In addition to reporting financial information in accordance with generally accepted accounting principles (“GAAP”), the Company is also reporting Center-level Contribution Margin, Center-level Contribution Margin as a percent of revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. These non-GAAP measures are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, an alternative to the most directly comparable GAAP measures. We believe that these non-GAAP measures are appropriate measures of operating performance because they allow us to more effectively evaluate our core operating performance and trends from period to period. Our definitions and calculations of non-GAAP measures may vary and not be comparable to similarly titled measures reported by other companies. We believe that these non-GAAP measures help investors and analysts in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

The Company’s management uses Center-level Contribution Margin as the measure for assessing performance of its operating segments and allocating resources, predominantly in the annual budget and forecasting process. For the purpose of evaluating Center-level Contribution Margin on a center-by-center basis, we do not allocate our sales and marketing expense or corporate, general and administrative expenses across our centers. We define Center-level Contribution Margin as total revenues less external provider costs and cost of care, excluding depreciation and amortization, which includes all medical and pharmacy costs.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense, net, other investment income, depreciation and amortization, and provision (benefit) for income tax as well as addbacks for non-recurring expenses or exceptional items, including charges relating to management equity compensation, litigation costs and settlement, M&A diligence, transaction and integration, business optimization, loss on assets held for sale, and loss (gain) on sale of assets. Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of our total revenue.

Schedule 1
InnovAge
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES) (UNAUDITED)

	December 31, 2025	June 30, 2025
Assets
Current Assets
Cash and cash equivalents	$83,203	$64,129
Short-term investments	42,755	41,775
Restricted cash	10	11
Accounts receivable	21,302	36,373
Prepaid expenses	31,274	24,472
Income tax receivable	3,310	3,310
Assets held for sale	—	6,038
Total current assets	181,854	176,108
Noncurrent Assets
Property and equipment, net	164,589	168,044
Operating lease assets	24,765	26,901
Deposits and other	10,680	9,875
Goodwill	142,046	142,046
Other intangible assets, net	3,548	3,877
Total noncurrent assets	345,628	350,743
Total assets	$527,482	$526,851
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$55,899	$76,750
Reported and estimated claims	62,443	58,971
Due to Medicaid and Medicare	14,042	14,382
Current portion of long-term debt	2,536	2,250
Current portion of finance lease obligations	5,000	5,234
Current portion of operating lease obligations	4,782	4,682
Liabilities held for sale	—	2,538
Total current liabilities	144,702	164,807
Noncurrent Liabilities
Deferred tax liability, net	9,272	8,761
Finance lease obligations	5,411	7,535
Operating lease obligations	21,640	23,918
Other noncurrent liabilities	1,704	1,458
Long-term debt, net of debt issuance costs	55,990	57,464
Total liabilities	238,719	263,943
Commitments and Contingencies
Redeemable Noncontrolling Interests	27,595	25,010
Stockholders’ Equity
Common stock, $0.001 par value; 500,000,000 authorized as of December 31, 2025 and June 30, 2025; 137,162,450 issued and 135,699,471 outstanding as of December 31, 2025 and 136,903,271 issued and 135,440,292 outstanding as of June 30, 2025	137	137
Treasury stock at cost, 1,462,979 shares as of December 31, 2025 and June 30, 2025	(7,500)	(7,500)
Additional paid-in capital	346,559	343,378
Retained deficit	(82,410)	(101,047)
Total InnovAge Holding Corp.	256,786	234,968
Noncontrolling interests	4,382	2,930
Total stockholders’ equity	261,168	237,898
Total liabilities and stockholders’ equity	$527,482	$526,851

Schedule 2
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA) (UNAUDITED)

	Three Months Ended December 31,
	2025	2024
Revenues
Capitation revenue	$239,620	$208,674
Other service revenue	88	325
Total revenues	239,708	208,999
Expenses
External provider costs	111,999	107,873
Cost of care, excluding depreciation and amortization	74,884	64,061
Sales and marketing	8,078	7,704
Corporate, general and administrative	26,608	28,103
Depreciation and amortization	4,877	5,319
Impairments and loss on assets held for sale	—	8,495
Total expenses	226,446	221,555
Operating Income (Loss)	13,262	(12,556)

Other Income (Expense)
Interest expense, net	(1,246)	(760)
Other income (expense)	440	(157)
Gain on equity method investment	—	16
Total other expense	(806)	(901)
Income (Loss) Before Income Taxes	12,456	(13,457)
Provision for Income Taxes	651	34
Net Income (Loss)	11,805	(13,491)
Less: net income (loss) attributable to noncontrolling interests	1,187	(270)
Net Income (Loss) Attributable to InnovAge Holding Corp.	$10,618	$(13,221)

Weighted-average number of common shares outstanding - basic	135,686,130	135,439,668
Weighted-average number of common shares outstanding - diluted	136,351,004	135,439,668

Net income (loss) per share - basic	$0.08	$(0.10)
Net income (loss) per share - diluted	$0.08	$(0.10)

Schedule 3
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS) (UNAUDITED)

	Six Months Ended December 31,
	2025	2024
Operating Activities
Net income (loss)	$19,474	$(19,201)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
(Gain) loss on disposal of assets	(374)	15
Provision for uncollectible accounts	—	524
Depreciation and amortization	9,962	10,730
Operating lease rentals	3,078	3,107
Impairments and loss on assets held for sale	104	8,495
Amortization of deferred financing costs	405	215
Stock-based compensation	3,524	4,035
Deferred income taxes	511	437
Other, net	1,403	709
Changes in operating assets and liabilities
Accounts receivable	15,071	(2,176)
Prepaid expenses and other current assets	(6,795)	(9,084)
Deposits and other	(1,498)	(629)
Accounts payable and accrued expenses	(19,590)	2,717
Reported and estimated claims	3,472	3,864
Due to Medicaid and Medicare	(341)	(1,340)
Operating lease liabilities	(3,121)	(3,181)
Net cash provided by (used in) operating activities	25,285	(763)
Investing Activities
Purchases of property and equipment	(6,440)	(3,543)
Purchases of short-term investments	(995)	(1,147)
Proceeds from sale of assets held for sale	3,716	—
Proceeds from sale of short-term investments	—	6,300
Net cash (used in) provided by investing activities	(3,719)	1,610
Financing Activities
Payments for finance lease obligations	(2,714)	(3,130)
Principal payments on long-term debt	(60,646)	(1,898)
Proceeds from the issuance of long-term debt	60,082	—
Payments on financing costs	(1,989)	—
Repurchase of equity securities	—	(5,912)
Contribution from joint venture partner	3,200	—
Taxes paid related to net settlements of stock-based compensation awards	(344)	(776)
Net cash used in financing activities	(2,411)	(11,716)
Net change in cash, cash equivalents and restricted cash including cash of $0.08 million reclassified to assets held for sale	19,155	(10,869)
Less: change in cash and restricted cash reclassified to assets held for sale	(82)	—
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS & RESTRICTED CASH	19,073	(10,869)
CASH, CASH EQUIVALENTS & RESTRICTED CASH, BEGINNING OF PERIOD	64,140	56,960
CASH, CASH EQUIVALENTS & RESTRICTED CASH, END OF PERIOD	$83,213	$46,091

Supplemental Cash Flows Information
Interest paid	$2,311	$2,305
Income taxes paid	$341	$1
Property and equipment included in accounts payable	$922	$161
Property and equipment purchased under finance leases	$358	$—

Schedule 4
InnovAge
RECONCILIATION OF GAAP AND NON-GAAP MEASURES
(IN THOUSANDS) (UNAUDITED)

Adjusted EBITDA

	Three months ended December 31,
	2025	2024

Net income (loss)	$11,805	$(13,491)
Interest expense, net	1,246	760
Other investment income(a)	(483)	141
Depreciation and amortization	4,877	5,319
Provision for income tax	651	34
Stock-based compensation	1,216	1,873
Litigation costs and settlement(b)	1,279	1,405
M&A diligence, transaction and integration(c)	—	1,275
Business optimization(d)	1,560	58
Impairments and loss on assets held for sale(e)	—	8,495
Adjusted EBITDA	$22,151	$5,869

Net income (loss) margin	4.9%	(6.5)%
Adjusted EBITDA margin	9.2%	2.8%
_______________________
(a)Reflects investment income related to short-term investments included in our consolidated statement of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, civil investigative demands, and arbitration with our former pharmacy provider. Refer to Note 9, "Commitments and Contingencies" to our condensed consolidated financial statements for more information regarding litigation by stockholders and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to M&A diligence, transactions and integrations.
(d)Reflects charges related to business optimization initiatives. Such charges relate to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended December 31, 2025, this consists of costs related to organizational restructure. For the three months ended December 31, 2024, this primarily includes costs related to other non-recurring projects aimed at reducing costs and improving efficiencies.
(e)For the three months ended December 31, 2024, reflects impairment charges related to ROU asset and construction in progress related to halting developments to a previously planned de novo center in Louisville, Kentucky that the Company is no longer pursuing.

Three months ended September 30,
2025

Net income	$7,669
Interest expense, net	1,251
Other investment income(a)	(499)
Depreciation and amortization	5,085
Provision for income tax	247
Stock-based compensation	2,308
Litigation costs and settlement(b)	979
Business optimization(c)	879
Loss on assets held for sale(d)	104
Gain on sale of assets(e)	(381)
Adjusted EBITDA	$17,642

Net income margin	3.2%
Adjusted EBITDA margin	7.5%
_______________________
(a)Reflects investment income related to short-term investments included in our consolidated statement of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, civil investigative demands, and arbitration with our former pharmacy provider. Refer to Note 9, "Commitments and Contingencies" to our condensed consolidated financial statements for more information regarding litigation by stockholders and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to business optimization initiatives. Such charges relate to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended September 30, 2025, this consists of costs related to organizational restructure and executive severance.
(d)Reflects additional loss related to the Company's sale of its managing member interest in SH1 and the adjacent vacant land.
(e)Reflects gain on sale of center equipment that was originally purchased for the center in Louisville, Kentucky.

Center-Level Contribution Margin

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
(In thousands)	PACE	All other(a)	Totals	PACE	All other(a)	Totals
Capitation revenue	$239,620	$—	$239,620	$208,674	$—	$208,674
Other service revenue	88	—	88	77	248	325
Total revenues	239,708	—	239,708	208,751	248	208,999
External provider costs	111,999	—	111,999	107,873	—	107,873
Cost of care, excluding depreciation and amortization	74,902	(18)	74,884	63,916	145	64,061
Center-Level Contribution Margin	52,807	18	52,825	36,962	103	37,065

Sales and marketing			8,078			7,704
Corporate, general and administrative			26,608			28,103
Depreciation and amortization			4,877			5,319
Impairments and loss on assets held for sale			—			8,495
Operating income (loss)			13,262			(12,556)
Other expense			(806)			(901)
Income (Loss) Before Income Taxes			$12,456			$(13,457)
Income (Loss) Before Income Taxes as a percent of revenue			5.2%			(6.4)%
Center- Level Contribution Margin as a % of revenue			22.0%			17.7%

	September 30, 2025
(In thousands)	PACE	All other(1)	Totals
Capitation revenue	$235,751	$—	$235,751
Other service revenue	97	257	354
Total revenues	235,848	257	236,105
External provider costs	108,863	—	108,863
Cost of care, excluding depreciation and amortization	75,735	151	75,886
Center-Level Contribution Margin	51,250	106	51,356

Sales and marketing			7,605
Corporate, general and administrative			30,273
Depreciation and amortization			5,085
Loss on assets held for sale			104
Operating income (loss)			8,289
Other expense			(373)
Income Before Income Taxes			$7,916
Income Before Income Taxes as a % of revenue			3.4%
Center- Level Contribution Margin as a % of revenue			21.8%
_________________________________
(a)Center-level Contribution Margin from segments below the quantitative thresholds are primarily attributable to the Senior Housing operating segment of the Company. This segment has never met any of the quantitative thresholds for determining reportable segments. As of September 2025, the Company no longer operates Senior Housing as the remaining Senior Housing assets were sold.